As filed with the Securities and Exchange Commission on May 10, 2013

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C&F FINANCIAL CORPORATION (Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	54-1680165 (I.R.S. Employer Identification No.)
802 Main Street West Point, Virginia (Address of principal executive offices)	23181 (Zip Code)

C&F FINANCIAL CORPORATION
2013 STOCK AND INCENTIVE COMPENSATION PLAN
 (Full title of the plan)

Thomas F. Cherry
Executive Vice President, Chief Financial Officer and Secretary
802 Main Street
West Point, Virginia 23181
(804) 843-2360
(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan S. Ancarrow, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
(804) 697-1861

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	500,000 shares1	$44.02752	$22,013,7502	$3,002.68

1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan (the Plan).

2 Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of C&F Financial Corporation Common Stock on May 6, 2013 as reported by the NASDAQ Global Select Market.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.        Incorporation of Documents by Reference.

C&F Financial Corporation (the Company or the Registrant) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission (the Commission) on March 5, 2013;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, as filed with the Commission on May 8, 2013;

(c)	The Company’s Current Reports on Form 8-K, as filed with the Commission on February 21, 2013 and April 18, 2013;

(d)
The description of the Company’s common stock contained in the “Description of Capital Stock” in the Company’s Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (No. 33-70184) with the Commission on October 12, 1993, as amended on October 19, 1993 (Pre-Effective Amendment No. 1), as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description; and

(e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) by the Company since the end of the fiscal year covered in its Annual Report referred to in (a) above.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing.  Any statement contained in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect.  The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed.  The Company’s Amended and Restated Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act.  This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law.  The effect of the Company’s Amended and Restated Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VII of the Company’s Amended and Restated Articles of Incorporation also mandates indemnification of the Company’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act.  The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law.  The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has also purchased a directors’ and officers’ liability insurance policy.  Within the coverage limit, the policy provides coverage (a) to the Company’s directors and officers where the Company either is not permitted by law or is unable, due to insolvency, to indemnify its directors and officers; and (b) to the Company where the Company does indemnify the directors and officers as permitted, and/or required by law.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

An Exhibit Index appears at page 8 hereof.

Item 9.        Undertakings.

(a)           Rule 415 Offering.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Filings incorporating subsequent Exchange Act documents by reference.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Filing of registration statement on Form S-8.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of West Point, Commonwealth of Virginia, on May 10, 2013.

C&F Financial Corporation (Registrant)

By:	/s/ Larry G. Dillon
President and Chief Executive Officer

POWERS OF ATTORNEY
AND
SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry G. Dillon and Thomas F. Cherry, and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of C&F Financial Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on this 10th day of May, 2013.

Signature	Title

/s/ Larry G. Dillon	Chairman, President and
Larry G. Dillon	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas F. Cherry	Executive Vice President, Chief
Thomas F. Cherry	Financial Officer and Secretary (Principal Accounting and Financial Officer)

/s/ J.P. Causey, Jr.	Director
J.P. Causey, Jr.

Director
Barry R. Chernack

/s/ Audrey D. Holmes	Director
Audrey D. Holmes

Director
James H. Hudson, III

/s/ Joshua H. Lawson	Director
Joshua H. Lawson

/s/ C. Elis Olsson	Director
C. Elis Olsson

/s/ Paul C. Robinson	Director
Paul C. Robinson

EXHIBIT INDEX

Exhibit
Number

4.1	C&F Financial Corporation 2013 Stock and Incentive Compensation Plan (incorporated by reference to Appendix A to Registrant’s Proxy Statement filed on March 15, 2013).

4.2	Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-KSB filed March 29, 1996).

4.3	Amendment to Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1.1 to Registrant’s Form 8-K filed January 14, 2009).

4.4	Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed October 22, 2007).

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of Yount, Hyde & Barbour, P.C., filed herewith.

24	Powers of Attorney (included on the signature page of this registration statement).